                    SERIES C PREFERRED STOCK PURCHASE AGREEMENT

     This Series C Preferred Stock Purchase Agreement (the "Agreement") dated as of August 14, 1998, is entered into by and among GateField Corporation, a Delaware corporation with offices at 47100 Bayside Parkway, Fremont, California 94538 (the "Company"), and Actel Corporation, a California corporation with offices at 955 East Arques Avenue, Sunnyvale, California 94086-4533 (the "Purchaser"), in connection with the purchase of 300,000 shares of the Company's Series C Convertible Preferred Stock, par value $.10 (the "Preferred Stock"), initially convertible into up to 2,000,000 shares of the Company's common stock, $.10 par value (the "Common Stock"), to be sold to the Purchaser at the Closing (as defined below). The Certificate of Designations setting forth the rights, restrictions, privileges and preferences of the Preferred Stock (the "Certificate of Designations") is attached hereto as Exhibit A. The solicitation of this Agreement and the offer and sale of the Preferred Stock are being made in reliance upon the provisions of Regulation D ("Regulation D") promulgated by the Securities and Exchange Commission ("SEC") under the United States Securities Act of 1933, as amended (the "Securities Act") or upon the provisions of Section 4(2) of the Securities Act. The Preferred Stock and the Common Stock are sometimes collectively referred to herein as the "Shares".

     In consideration of the mutual promises, representations, warranties and conditions set forth herein, and intending to be legally bound hereby, the Company and the Purchaser agree as follows:

     1.   PURCHASE AND SALE OF PREFERRED STOCK; CLOSING CONDITIONS

          1.1  PURCHASE AND SALE OF PREFERRED STOCK.

               (a) PURCHASE OF PREFERRED STOCK. The Purchaser hereby agrees to purchase and the Company agrees to sell to the Purchaser 300,000 shares of Preferred Stock at a price of $10.00 per share for the aggregate purchase price of $3,000,000 (the "Purchase Price"). The closing of the purchase of such Preferred Stock shall take place at the "Closing," subject to the satisfaction (or waiver) of the conditions thereto set forth in Sections 1.2 and 1.3 below:

               (b) PAYMENT AND DELIVERY OF STOCK CERTIFICATES. On the Closing Date (as defined below), (i) the Purchaser shall pay the Purchase Price by wire transfer of immediately available funds to the Company, in accordance with the Company's written instructions, against delivery of duly executed stock certificates which the Purchaser is then purchasing and (ii) the Company shall deliver to the Purchaser such stock certificates against delivery of the Purchase Price.

               (c) CLOSING DATES. Subject to the satisfaction (or waiver) of the conditions thereto set forth in Sections 1.2 and 1.3 below, the date and time of the issuance and sale of the Preferred Stock pursuant to this Agreement (the "Closing Date") shall be 9:00 a.m. Pacific Daylight Time on August 14, 1998 or at such time as the parties may mutually agree upon.

          1.2 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO ISSUE AND SELL THE PREFERRED STOCK. The obligation hereunder of the Company to issue and sell the Preferred Stock to the Purchaser at the Closing is subject to the satisfaction, at or before the Closing, of each of the conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

               (a) ACCURACY OF THE PURCHASER'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the date when made and as of the Closing Date as though made at such time.

               (b) PERFORMANCE BY THE PURCHASER. The Purchaser shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Closing.

               (c) NO INJUNCTION. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits or adversely affects any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced which may have the effect of prohibiting or adversely affecting any of the transactions contemplated by this Agreement.

               (d)  DOCUMENTS.  The Purchaser shall have delivered to the
Company:

                    (i) the Asset Purchase Agreement of even date herewith between the Company and the Purchaser (the "Asset Purchase Agreement"); and

                    (ii) the Product Marketing Agreement of even date herewith between the Company and the Purchaser (the "Product Marketing Agreement").

          1.3 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE PURCHASER TO ACQUIRE THE PREFERRED STOCK. The obligation of the Purchaser hereunder to acquire and pay for the Preferred Stock at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions. Each of these conditions is for the Purchaser's sole benefit and may be waived by the Purchaser at any time in its sole discretion.

               (a) ACCURACY OF THE COMPANY'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall be true and correct as of the date when made and as of the Closing Date as though made at such time.

               (b) PERFORMANCE BY THE COMPANY. The Company shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing.

               (c) NO INJUNCTION. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits or adversely effects any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced which may have the effect of prohibiting or adversely affecting any of the transactions contemplated by this Agreement.

               (d) THE LEGAL OPINION. The Company shall have delivered to the Purchaser the opinion of Cooley Godward LLP, independent counsel to the Company, with respect to the matters set forth in Exhibit B attached hereto, dated as of the Closing Date.

               (e) OFFICER'S CERTIFICATE. The Company shall have delivered to the Purchaser a certificate in such form and substance as shall be reasonably satisfactory to the Purchaser, executed by an executive officer of the Company as of the Closing Date, to the effect that all of the conditions to the Closing shall have been satisfied.

               (f) REGISTRATION RIGHTS AGREEMENT. The Company and the Purchaser shall have executed and delivered the Registration Rights Agreement (the "Registration Rights Agreement") attached hereto as Exhibit C.

               (g) CERTIFICATE AND DOCUMENTS. The Company shall have delivered to the Purchaser:

                    (i) the Certificate of Incorporation of the Company, as amended and in effect as of the date of the Closing including the Certificate of Designations, certified by the Secretary of State of the State of Delaware;

                    (ii) certificates, as of the most recent practicable dates, as to the corporate good standing of the Company issued by the Secretary of State of the State of Delaware and the Secretary of State of the State of California;

                    (iii) the By-laws of the Company, as amended and in effect as of the date of the Closing, certified by the Secretary of the Company;

                    (iv) resolutions of the Board of Directors of the Company authorizing and approving all matters in connection with this Agreement and the transactions contemplated hereby, certified by the Secretary of the Company as of the Closing Date;

                    (v)       the Asset Purchase Agreement; and

                    (vi)      the Product Marketing Agreement.

               (h) OTHER MATTERS. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchaser and its counsel, and the Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

     2.   REPRESENTATIONS AND WARRANTIES OF PURCHASER

          The Purchaser represents and warrants to the Company that:

          2.1 NO GOVERNMENT RECOMMENDATION OR APPROVAL. The Purchaser understands that no United States federal or state agency, or similar agency of any other country, has passed upon or made any recommendation or endorsement of the Company or the offering of the Preferred Stock.

          2.2 INTENT. The Purchaser is purchasing the Preferred Stock for its own account and not with a view towards distribution and the Purchaser has no present arrangement (whether or not legally binding) at any time to sell the Shares to or through any person or entity; provided, however, that by making the representations herein, the Purchaser does not agree to hold the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with Federal and state securities laws applicable to such disposition. The Purchaser understands that the Shares must be held indefinitely unless such Shares are subsequently registered under the Securities Act or an exemption from registration is available. The Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act.

          2.3 SOPHISTICATED INVESTOR. The Purchaser is a sophisticated investor (as described in Rule 506(b)(2)(ii) of Regulation D) and an accredited investor (as defined in Rule 501 of Regulation D), and the Purchaser has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Preferred Stock. The Purchaser acknowledges that the investment in the Preferred Stock is speculative and involves a high degree of risk.

          2.4 INDEPENDENT INVESTIGATION. The Purchaser, in making its decision to purchase the Preferred Stock subscribed for hereunder, has relied upon an independent investigation made by it and/or its representatives and has not relied on any oral or written representations or assurances from the Company or any representative or agent of the Company, other than as set forth in this Agreement and in the public filings of the Company. Prior to the date hereof, the Purchaser has been furnished with and has reviewed the Company's latest proxy statement and Annual Report on Form 10-K sent to the Company's stockholders and all documents filed by the Company since March 31, 1998 pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (such documents are collectively referred to in this Agreement as the "Exchange Act Reports"). The Purchaser has had a reasonable opportunity to ask questions of and receive answers from the Company concerning the Company and the offering of securities and has received satisfactory answers to all inquiries it has made with respect to the Company and the Shares. The Purchaser acknowledges the price and terms of the Shares offered hereby have been determined by negotiation based, in part, on the market price for the Common Stock, and does not necessarily bear any relationship to the assets, book value or potential performance of the Company or any other recognized criteria of value.

          2.5 AUTHORITY. This Agreement has been duly authorized and validly executed, and delivered by the Purchaser and is a valid and binding agreement enforceable in accordance with its terms, subject to general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors' rights generally.

          2.6 NO LEGAL ADVICE FROM COMPANY. The Purchaser acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with his or its own legal counsel and tax advisors. Except for any statements or representations of the Company made in this Agreement and in the Exchange Act Reports, the Purchaser is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of its representative or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

          2.7 NO BROKERS. The Purchaser has taken no action which would give rise to any claim by any person for brokerage commission, finder's fees or similar payments by the Company relating to this Agreement or the transactions contemplated hereby.

          2.8 NOT AN AFFILIATE. Prior to the Closing, the Purchaser has not been an officer, director or "affiliate" (as that term is defined in Rule 405 of the Securities Act) of the Company.

          2.9 RELIANCE ON REPRESENTATIONS AND WARRANTIES. The Purchaser understands that the Preferred Stock is being offered and sold to it in reliance on specific provisions of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth in this Agreement in order to determine the applicability of such provisions.

     3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Subject to and except as disclosed by the Company in APPENDIX A annexed hereto (the "Disclosure Schedule"), the Company represents and warrants to the Purchaser that:

          3.1 COMPANY STATUS. The Company has registered the Common Stock pursuant to Section 12(b) or 12(g) of the Exchange Act and is in full compliance with all reporting requirements of the Exchange Act.

          3.2 CURRENT PUBLIC INFORMATION. The Exchange Act Reports include all the filings made by the Company since March 31, 1998 pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act.

          3.3 NO DIRECTED SELLING EFFORTS OR GENERAL SOLICITATION IN REGARD TO THIS TRANSACTION. Neither the Company nor any of its affiliates nor any distributor or any person acting on its or their behalf has conducted any "directed selling efforts" with respect to the Preferred Stock, nor have they made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the offer, issuance and sale of the Preferred Stock under the Securities Act.

          3.4  CAPITALIZATION; ISSUANCE OF SHARES.

               (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 65,000,000 shares of Common Stock, of which 41,971,495 shares are issued and outstanding, and 2,000,000 shares of series preferred stock, of which 1,000,000 shares have been designated Series B Preferred Stock, 1,000,000 shares of which shares are issued and outstanding, and 300,000 shares of which have been designated Series C Preferred Stock none of which is issued or outstanding. The Company has adopted and filed the Certificate of Designations with the Secretary of State of the State of Delaware. All of the issued and outstanding shares of Preferred Stock and Common Stock have been duly and validly issued and are fully paid and non-assessable. Except as set forth in Section 3.4 of the Disclosure Schedule (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, and (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with applicable Federal and state securities laws.

               (b) The issuance, sale and delivery of the Preferred Stock in accordance with this Agreement and the issuance and delivery of the shares of Common Stock issuable upon conversion of the Preferred Stock have been duly authorized by all necessary corporate and stockholder action on the part of the Company and all such shares shall be duly reserved for issuance. Upon issuance of the Preferred Stock, the shares of Preferred Stock will be duly and validly issued, fully paid and non-assessable; the shares of Common Stock issuable upon conversion of the Preferred Stock, when issued and delivered in accordance with the terms of the Preferred Stock, will be duly and validly issued, fully paid and non-assessable.

               (c) Except as set forth in Schedule 3.4 of the Disclosure Schedule, there are no agreements, written or oral, between the Company and any holder of its capital stock or any security convertible into its capital stock, or to the best of the Company's knowledge, among any such holders, relating to the acquisition (including, without limitation, rights of first refusal or preemptive rights), disposition, registration under the Securities Act, or voting of the capital stock of the Company.

          3.5 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly incorporated and existing in good standing under the laws of the State of Delaware and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company does not have any subsidiaries, except for those listed in its Annual Report on Form 10-K (or the exhibits attached thereto) filed with the SEC for the year ended December 31, 1997. The Company and each such subsidiary is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary other than those in which the failure so to qualify would not have a Material Adverse Change (as defined below). References to the "Company" in this Agreement shall also include each subsidiary of the Company, except where the context otherwise requires.

          3.6 AUTHORIZATION; ENFORCEMENT. (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement and to issue the Shares in accordance with the terms hereof and thereof, (ii) the execution, issuance and delivery of this Agreement, the Preferred Stock, the Common Stock by the Company and the Registration Rights Agreement, and the consummation by the Company of the transactions contemplated hereby and thereby, including without limitation, the issuance of Common Stock upon the conversion or exercise thereof, have been duly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors or stockholders is required, (iii) this Agreement and the Registration Rights Agreement have been duly executed and delivered by the Company, and (iv) this Agreement, the Registration Rights Agreement, and the Preferred Stock constitute, and upon execution, issuance and delivery thereof shall be, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

          3.7 CORPORATE DOCUMENTS. The Company has furnished or made available to the Purchaser true and correct copies of the Company's Certificate of Incorporation, as in effect on the date hereof (the "Certificate"), and the Company's By-Laws, as in effect on the date hereof (the "By-Laws").

          3.8 NO CONFLICTS. The execution, delivery and performance of this Agreement, the sale and issuance of the Preferred Stock by the Company and the issuance of common stock upon the conversion thereof, do not and will not
(i) result in a violation of or conflict with the Certificate or By-Laws or
(ii) violate, conflict with, or constitute a breach of or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any Federal, state, local or foreign law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Change. The business of the Company is not being conducted in violation of any law, ordinance or regulations of any governmental entity, except for possible violations which either singly or in the aggregate do not and will not have a Material Adverse Change. The Company is not required under Federal, state or local law, rule or regulation in the United States to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the Shares in accordance with the terms hereof and thereof (other than any SEC, NASD, Exchange or state securities filings which may be required to be made by the Company subsequent to the Closing, and any registration statement which may be filed pursuant hereto); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Purchaser herein.

          3.9  EXCHANGE ACT REPORTS; FINANCIAL STATEMENTS.   The Company has
delivered or made available to the Purchaser true and complete copies of the Exchange Act Reports (including, without limitation, proxy information and solicitation materials). As of their respective dates, the Exchange Act Reports complied in all material respects with the requirements of the Exchange Act and rules and regulations of the SEC promulgated thereunder and other Federal, state and local laws, rules and regulations applicable to such Exchange Act Reports, and none of the Exchange Act Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Exchange Act Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present the financial condition of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which in the aggregate will not be material).

          3.10 NO MATERIAL ADVERSE CHANGE. Since March 31, 1998, there has been no material adverse change in the business, operations, properties, prospects, condition, financial or otherwise, net worth, or results of operations of the Company or its subsidiaries, except as described in the Exchange Act Reports and the Disclosure Schedule ("Material Adverse Change").

          3.11 NO UNDISCLOSED LIABILITIES. The Company and its subsidiaries have no liabilities or obligations of any type, which in the aggregate exceed $100,000, that are not fully reflected or disclosed in the Exchange Act Reports, other than contractual liabilities and those incurred in the ordinary course of the Company's or its subsidiaries' respective businesses since March 31, 1998.

          3.12 NO UNDISCLOSED EVENTS OR CIRCUMSTANCES. No event or circumstance has occurred or exists with respect to the Company or its subsidiaries or their respective businesses, properties, prospects, operations or condition, financial or otherwise, which, under applicable law, rule or regulation, requires disclosure in the Exchange Act Reports or public disclosure prior to the date hereof by the Company and which has not been so disclosed.

          3.13 NO BROKERS. The Company has taken no action which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments by the Purchaser relating to this Agreement or the transactions contemplated hereby.

          3.14 LITIGATION. There is no action, suit or proceeding, or governmental inquiry or investigation, pending, or, to the best of the Company's knowledge, any basis therefor or threat thereof, against the Company, which questions the validity of this Agreement or the right of the Company to enter into it, or which might result, either individually or in the aggregate, in a Material Adverse Change.

          3.15 INTELLECTUAL PROPERTY. Set forth in the Disclosure Schedule is a true and complete list of all patents, patent applications, trademarks, service marks, trademark and service mark applications, trade names, copyright registrations and licenses presently used by the Company or necessary for the conduct of the Company's business as conducted and as proposed to be conducted, as well as any agreement under which the Company has access to any confidential information used by the Company in its business (collectively, the "Intellectual Property Rights"). The Company owns, or has the right to use under the agreements or upon the terms described in the Disclosure Schedule, all of the Intellectual Property Rights, and has taken all actions reasonably necessary to protect the Intellectual Property Rights. The business conducted or proposed by the Company does not and will not cause the Company to infringe or violate any of the patents, trademarks, service marks, trade names, copyrights, licenses, trade secrets or other intellectual property rights of any other person or entity. The Company is not aware that any employee is obligated under any contract (including any license, covenant or commitment of any nature), or subject to any judgment, decree or order of any court or administrative agency, that would conflict or interfere with (i) the performance of employee's duties as an officer, employee or director of the Company, (ii) the use of such employee's best efforts to promote the interests of the Company or (iii) the Company's business as conducted or proposed to be conducted. No other person or entity (including without limitation any prior employer of any employee of the Company) has any right to or interest in any inventions, improvements, discoveries or other confidential information utilized by the Company in its business.

          3.16 MATERIAL CONTRACTS AND OBLIGATIONS. Section 3.19 of the Disclosure Schedule lists each material agreement to which the Company is a party or subject, including without limitation all material employment and consulting agreements, employee benefit, bonus, pension, profit-sharing, stock option, stock purchase and similar plans and arrangements, and distributor and sales representative agreements. The Disclosure Schedule lists each agreement with any stockholder, officer or director of the Company, or any "affiliate" or "associate" of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), including without limitation any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity and any agreement relating to the Intellectual Property Rights.
The Company has delivered to counsel to the Purchaser copies of all of the foregoing agreements. All of such agreements and contracts are valid, binding and in full force and effect.

          3.17 EMPLOYEES. All employees of the Company whose employment responsibility requires access to confidential or proprietary information of the Company have executed and delivered nondisclosure and assignment of invention agreements in the form attached to that certain Stock Purchase Agreement by and among the Company and the purchasers listed therein dated as of November 10, 1997 (the "Series B Agreement"), and all of such agreements are in full force and effect.

          3.18 ERISA. The Company does not have or otherwise contribute to or participate in any employee benefit plan subject to the Employee Retirement Income Security Act of 1974.

          3.19 BOOKS AND RECORDS. The minute books of the Company contain complete and accurate records of all meetings and other corporate actions of its stockholders and its Board of Directors and committees thereof. The Company has delivered to counsel to the Purchaser copies of all of the minutes of all meetings and other corporate actions of its stockholders and its Board of Directors and committees thereof held or taken since January 1, 1996.

          3.20 DISCLOSURES. Neither this Agreement nor any Attachment or Exhibit hereto, nor any report, certificate or instrument furnished to any Purchaser or its counsel in connection with the transactions contemplated by this Agreement, when read together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The Company knows of no information or fact which has or would have a Material Adverse Change which has not been disclosed in the Disclosure Schedule.

     4.   COVENANTS

          4.1 REGISTRATION RIGHTS. The Company agrees that, at the Closing, it will enter into a Registration Rights Agreement with the Purchaser, in the form of Exhibit C attached hereto.

          4.2 RESERVATION OF COMMON STOCK. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, 2,000,000 shares of Common Stock for the purpose of enabling the Company to satisfy any obligation to issue shares of its Common Stock upon conversion of the Preferred Stock. The number of shares so reserved shall be increased to reflect stock splits and stock dividends and distributions.

          4.3 LISTING OF SHARES. The Company hereby agrees, promptly following the Closing, to take such action to cause the shares of Common Stock issuable upon conversion of the Preferred Stock to be listed on the Exchange as promptly as possible but no later than 90 days following the Closing Date. The Company further agrees, if the Company applies to have its Common Stock traded on any principal stock exchange or market, it will include the shares of Common Stock issuable upon conversion of the Preferred Stock in such application and will take such other action as is necessary or desirable to cause the Shares to be listed on such other exchange or market as promptly as possible.

          4.4 EXCHANGE ACT REGISTRATION. The Company will cause its Common Stock to continue to be registered under Section 12(g) or 12(b) of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by the Exchange Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act. The Company will take all action under its control to continue the listing and trading of its Common Stock on the Exchange and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the NASD, the Nasdaq Stock Market Inc. and the Exchange.

          4.5 LEGENDS. The Shares, and certificates evidencing the same shall, upon the effectiveness of the Registration Statement to be filed pursuant to the Registration Rights Agreement described in Section 4.1 (the "Registration Statement") be free of legends (except as provided in Section
5.1 below), "stop transfers," so-called, "stock transfer restrictions," or other restrictions.

          4.6 CORPORATE EXISTENCE. The Company will take all steps necessary to preserve and continue the corporate existence of the Company.

          4.7  RIGHT OF FIRST REFUSAL

               (a) Until such time as the earlier of (i) the date that the Company first reports Annual Net Income (as defined below) of Fifteen Million Dollars ($15,000,000) and (ii) the date that the Purchaser owns less than 1,000,000 shares (subject to appropriate adjustment for any stock dividend, stock split, combination or similar recapitalization) of common stock, or common stock issuable upon conversion of Preferred Stock, the Purchaser shall have the right of first refusal to purchase all or part of its pro rata share of any New Securities (as defined below) which the Company may, from time to time, propose to sell and issue, subject to the terms and conditions set forth below. The Purchaser's pro rata share, for purposes of this Section 4.7, shall equal a fraction, the numerator of which is the sum of (1) the number of shares of common stock then held by such Purchaser, (2) the number of shares of common stock issuable upon conversion or exercise of shares of Preferred Stock then held by the Purchaser, and (3) the number of shares of common stock issuable upon conversion or exercise of the other convertible securities, options, rights or warrants then held by such Purchaser, and the denominator of which is the sum of (1) the total number of shares of common stock then outstanding, (2) the number of shares of common stock issuable upon conversion or exercise of then outstanding preferred stock, and (3) the total number of shares of common stock issuable upon conversion or exercise of all then outstanding convertible securities, options, rights and warrants. "Annual Net Income", as used herein, means the net income of the Company for a full fiscal year as reported in the Company's audited financial statements for such year, adjusted, however, by excluding from revenue for such fiscal year any extraordinary or non-recurring revenue and any up-front license fees which entitle the licensee-payor to license rights for a period in excess of one year.

               (b) "New Securities" shall mean any shares of capital stock of the Company whether now authorized or not, and rights, options or warrants to purchase capital stock, and securities of any type whatsoever which are, or may become, convertible into capital stock; provided, however, that the term "New Securities" does not include:

                    (i) shares of Preferred Stock issued or issuable to the Purchaser pursuant to the terms of this Agreement or the shares of common stock issued or issuable upon conversion of such securities;

                    (ii) shares of common stock issued or issuable as a dividend or distribution on the Preferred Stock or the Series B Convertible Preferred Stock;

                    (iii) securities issued for the acquisition of another corporation by the Company by merger, purchase of substantially all the assets of such corporation or another reorganization resulting in the ownership by the Company of not less than a majority of the voting power of such corporation;

                    (iv) shares of common stock issued or issuable to directors or employees of or consultants to the Company pursuant to a plan or arrangement approved by a majority of the members of the Company's Board of Directors then in office;

                    (v) shares of common stock issued or issuable to Halifax Fund L.P. or Capital Ventures International or their permitted transferees, pursuant to warrants outstanding on the date hereof;

                    (vi) shares of common stock issued or issuable to Benjamin Huberman, James Fiebiger and Ton Tanke or their permitted transferees, pursuant to warrants outstanding on the date hereof;

                    (vii) shares of common stock issued or issuable to Siemens Aktiengesellschaft ("Siemens"), pursuant to Section 5.1 of that certain License Agreement between the Company and Siemens dated October 22, 1997, or upon the exercise of warrants to purchase shares of common stock outstanding on the date hereof;

                    (viii) shares of common stock issued or issuable upon conversion of shares of the Company's Series B Convertible Preferred Stock;

                    (ix) shares of common stock issued or issuable to holders of Series B Convertible Preferred Stock pursuant to Section 4.8 of the Series B Agreement; or

                    (x) securities issued as a result of any stock split, stock dividend or reclassification of common stock, distributable on a pro rata basis to all holders of common stock.

               (c) In the event the Company intends to issue New Securities, it shall give the Purchaser written notice of such intention, describing the type of New Securities to be issued, the price thereof and the general terms upon which the Company proposes to effect such issuance. The Purchaser shall have 15 days from the date of its receipt of any such notice to agree to purchase all or part of its pro rata share of New Securities for the price and upon the general terms and conditions specified in the Company's notice by giving written notice to the Company stating the quantity of New Securities to be so purchased. In the event the Purchaser elects not to purchase all of its pro rata share of New Securities, the Company may issue the New Securities described in the Company's notice within 45 days after the expiration of such 15-day period, for the price and upon the general terms and conditions specified in the Company's notice to the Purchaser.

          4.8 SALE OF SHARES UNDER RULE 144. From and after the Closing, at the request of any holder of Shares (or other Registrable Securities (as defined in the Registration Rights Agreement)) who proposes to sell the same in compliance with Rule 144 under the Securities Act, the Company shall (a) promptly furnish to such holder a written statement as to its compliance with the filing requirements of the SEC as set forth in Rule 144, as the same may be amended from time to time, and (b) make such additional filings of reports with the SEC as will enable the holders of Registrable Securities to make sales thereof pursuant to such Rule. The Company shall provide its transfer agent with appropriate instructions and/or opinions of counsel in order for any restrictive legend contained on the certificates for the Shares (or other Registrable Securities) to be removed when appropriate and for such holders to sell, transfer and/or dispose of the Registrable Securities in accordance with Rule 144.

     5.   LEGENDS

          5.1 LEGENDS. The certificates evidencing the Preferred Stock and certificates evidencing any shares of Common Stock issued upon conversion of the Preferred Stock prior to the effectiveness of the Registration Statement and, except as hereinafter provided in this Section 5.1, after effectiveness of the Registration Statement, will bear the following legend (the "Legend"):

     THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE

SECURITIES LAWS OR AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION
REQUIREMENTS.

     At the Closing, the Company will issue to the transfer agent for its common stock (and to any substitute or replacement transfer agent for its common stock coterminous with the Company's appointment of any such substitute or replacement transfer agent) irrevocable instructions in form and substance reasonably satisfactory to the Purchaser. It is the intent and purpose of such instructions to require the transfer agent for the common stock from time to time to issue certificates evidencing the Shares free of the Legend during the following periods and under the following circumstances and without consultation by the transfer agent with Company or its counsel and without the need for any further advice or instruction to the transfer agent by or from the Company or its counsel:

               (a) At any time from and after the effectiveness of the Registration Statement, except during periods when use of the Registration Statement is suspended (as described in Section 7 of the Registration Rights Agreement):

                    (i) upon any surrender of one or more Preferred Stock certificates for conversion into Common Stock, to the extent such surrender is accompanied by a conversion notice requesting the issuance of certificates evidencing Common Stock free of the Legend and either containing or also accompanied by representations to the effect that the holder of the surrendered securities intends to effect one or more sales of such Shares pursuant to and in accordance with the Registration Statement, including the prospectus delivery requirements applicable thereto; and

                    (ii) upon any surrender of one or more certificates evidencing Shares and which bear the Legend, to the extent accompanied by a notice requesting the issuance of new certificates free of the Legend to replace those surrendered and containing or also accompanied by representations by the holder of the surrendered securities to the effect of those described in Section 5.1(a)(i) above.

               (b) At any time from and after the Closing Date, upon any surrender of one or more certificates evidencing Shares and which bear the Legend, to the extent accompanied by a notice requesting the issuance of new certificates free of the Legend to replace those surrendered and containing or also accompanied by representations that (i) the holder thereof is permitted to dispose thereof pursuant to Rule 144 promulgated under the Securities Act or (ii) the holder intends to effect the sale or other disposition of such securities, whether or not pursuant to the Registration Statement, to a purchaser or purchasers who will not be subject to the registration requirements of the Securities Act, or (iii) such holder is not then subject to such requirements.

     In addition, and if applicable, the Company shall reissue the Preferred Stock and the share of Common Stock issuable upon conversion thereof without the Legend at such time as (i) the holder thereof is permitted to dispose thereof pursuant to Rule 144 under the Securities Act or (ii) the holder intends to effect a sale thereof to a purchaser or purchasers who will not be subject to the registration requirements of the Securities Act, or (iii) the holder is not then subject to such requirements.

          5.2 NO OTHER LEGEND OR STOCK TRANSFER RESTRICTIONS. No legend has been or shall be placed on the share certificates representing the Preferred Stock and no instructions or "stop transfers," so called, "stock transfer restrictions," so called, or other restrictions have been or shall be given to the Company's transfer agent with respect thereto, other than as set forth in this Section 5.

          5.3 PURCHASER'S COMPLIANCE. Nothing in this section shall affect in any way the Purchaser's obligations under and agreement to comply with all applicable securities laws upon resale of the Shares.

     6.   CHOICE OF LAW AND VENUE

     THIS AGREEMENT SHALL BE CONSTRUED UNDER THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW OR CHOICE OF LAW, EXCEPT TO THE EXTENT THAT THE LAW OF THE STATE OF DELAWARE REGULATES THE COMPANY'S ISSUANCE OF SECURITIES.

     7.   ASSIGNMENT; ENTIRE AGREEMENT; AMENDMENT

          7.1 ASSIGNMENT. This Agreement may not be assigned by the Purchaser or the Company to any other person or entity. Notwithstanding the foregoing, the provisions of this Agreement shall inure to the benefit of, and be enforceable by, any entity which shall succeed to all or substantially all of the assets and liabilities of Purchaser by merger or purchase.

          7.2 ENTIRE AGREEMENT; AMENDMENT. This Agreement, the Preferred Stock, the Common Stock, the Registration Rights Agreement, and the other agreements and documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject hereof and thereof and supersede all prior agreements and understandings relating to such subject matter, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth in this Agreement or therein. Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

     8.   PUBLICITY

     The Company agrees that it will not disclose, and will not include in any public announcement, the name of the Purchaser without its consent, unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement and subject to the prior review of the content of such disclosure by the Purchaser.

     9.   NOTICES, ETC.; EXPENSES; INDEMNITY

          9.1 NOTICES. Any notice, demand, request or other communication required or permitted to be given by either the Company or the Purchaser pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or by facsimile, with a hard copy to follow by overnight delivery by a reputable courier:

     If to the Company, at 47100 Bayside Parkway, Fremont, California 94538,
Attention: President, Facsimile No: (510) 623-4484, or at such other address or addresses as may have been furnished in writing by the Company to the Purchaser, with a copy to Eric C. Jensen, Esq., Cooley Godward LLP, 5 Palo Alto Square, 4th Floor, 3000 El Camino Real, Palo Alto, California 94306-2155, Facsimile No: (650) 857-0663; or

     If to the Purchaser, at its address set forth above, or at such other address or addresses as may have been furnished to the Company in writing by such Purchaser, with a copy to Henry P. Massey, Jr., Esq., Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304, Facsimile
No: (650) 493-6811.

          9.2 INDEMNIFICATION. Each party ("Indemnifying Party") shall indemnify the other party against any loss, liabilities, expenses, cost or damages (including reasonable attorney's fees) incurred as a result of the Indemnifying Party's breach of any representation, warranty, covenant or agreement in this Agreement.

     10.  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

     11.  SURVIVAL; SEVERABILITY

     The representations, warranties, covenants and agreements of the parties hereto shall survive the Closing. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that the absence of such provision does not materially change the economic benefit of this Agreement to any party.

     12.  TITLE AND SUBTITLES

     The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

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                                      17

     IN WITNESS WHEREOF, the parties have signed this Agreement the day and year first written above.


GATEFIELD CORPORATION

By:       James R. Fiebiger
   -------------------------------------
               (Print Name)

By:       /s/ James R. Fiebiger
   -------------------------------------
               (Sign Name)

Title:    Chief Executive Officer
   -------------------------------------
               (Position, if applicable)


PURCHASER:

ACTEL CORPORATION

By:       John C. East
   -------------------------------------
               (Print Name)

By:       /s/ John C. East
   -------------------------------------
               (Sign Name)

Title:    President & Chief Executive Officer
   -------------------------------------
               (Position, if applicable)